Exhibit 10.1
PERFORMANCE UNIT AWARD AGREEMENT
     AGREEMENT, made as of the 15th day of March 2006, between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (the “Corporation”), and JAY S. SIDHU (the “Employee”).
     1. Award.
         (a) Units. Pursuant to the actions of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Corporation on this day, the Corporation awards, to the Employee, One Hundred Fifty Thousand (150,000) performance units (the “Performance Units”) subject to the terms and conditions contained herein.
         (b) Payment of Award. Upon attainment of specific Performance Goals as set forth in Section 2(b) herein, the Employee shall be entitled to receive for each Performance Unit a cash payment equal to the fair market value (as determined pursuant to Section 6.5 of the Sovereign Bancorp, Inc. 2004 Broad-Based Stock Incentive Plan (the “Plan”)) of one share of the Corporation’s common stock, no par value (the “Common Stock”). Such payment shall be made to the Employee within 45 days of the date that that the Corporation determines in good faith that the Performance Goals have been achieved or the vesting of the Performance Units is accelerated in accordance with Section 2(c) below.
     2. Performance Units. The Employee hereby accepts the Performance Units when issued and agrees as follows:
         (a) Forfeiture. Except as provided in Section 2(c) below, in the event of termination of the Employee’s employment with the Corporation or any subsidiary for any reason prior to vesting in all or any portion of the Performance Units, the Employee shall, for no consideration, forfeit all Performance Units to the extent the Performance Goals have not been satisfied as of the date of termination of employment.
         (b) Performance Goals. Subject to Sections 2(c) and 6 herein, the Performance Units shall vest only in the event that the Performance Criteria as set forth in Appendix A are satisfied.
         (c) Acceleration of Vesting. Notwithstanding Section 2(b) above, upon the occurrence of a Change in Control (as defined in the Plan as such definition may be amended prospectively or retroactively from time to time) or if the Employee’s employment with the Corporation or a subsidiary terminates due to death or being “disabled” (as defined in the Plan), or if the Employee’s employment is terminated by the Corporation or a subsidiary for any reason other than for Cause (as defined in any applicable employment agreement between Sovereign or a subsidiary and the Employee), any or all Performance Units shall vest.
         (d) Prohibition on Transfer. The potential rights of the Employee to the Performance Units may not be assigned, transferred, sold, pledged, hypothecated, or otherwise encumbered or disposed, provided, however, that the right to receive a cash payment for any Performance Units that have vested at or prior to the Employee’s death but not yet paid may be transferred by will or the laws of descent and distribution.
     3. Adjustments.

         (a) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split or reverse stock split, then the number Performance Units subject to this award shall be increased, decreased, or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events.
         (b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in this award, then such adjustment shall be made in accordance with such determination.
     4. Withholding of Tax. To the extent that the receipt or vesting of the Performance Units results in income to the Employee for federal or state income tax purposes, the Corporation is authorized to withhold from any cash remuneration then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income.
     5. Employment Relationship. Nothing contained in this Agreement or otherwise shall be construed to confer upon the Employee any right to continue in the employ of the Corporation or any subsidiary of the Corporation or limit in any respect the right of the Corporation or of any subsidiary of the Corporation to terminate the Employee’s employment at any time and for any reason., subject to any employment agreement between the Employee and the Corporation then if effect.
     6. Harmful Activity. If the Employee shall engage in any “harmful activity” (as defined herein) while employed by the Corporation or within six months after termination of employment with the Corporation, then (a) all amounts of cash received by the Employee, on or after one year prior to the termination of employment with the Corporation, in connection with any vested Performance Units held by the Employee shall inure to the benefit of the Corporation and (b) any and all Performance Units held by the Employee that have not yet vested shall immediately be forfeited. The aforementioned restriction shall not apply in the event that employment with the Corporation terminates within two years after a Change in Control if any of the following have occurred: (a) a relocation of the Employee’s principal place of employment more than 35 miles from the Employee’s principal place of employment immediately prior to the Change in Control, (b) a reduction in the Employee’s base salary after a Change in Control, or (c) termination of the Employee’s employment under circumstances in which the Employee is entitled to severance benefits or salary continuation or similar benefits under a change in control agreement, employment agreement, or severance or separation pay plan. If any cash received in connection with vested Performance Units inures to the benefit of the Corporation under this Section, the Employee pay such amount to the Corporation within 30 days after receiving written notice from the Corporation that the Employee has engaged in a harmful activity. Consistent with the provisions of the Plan, the determination by the Committee as to whether the Employee engaged in “harmful activity” while employed by the Corporation or within six months after termination of employment with the Corporation shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.
     A “harmful activity” shall have occurred if the Employee shall do any one or more of the following:
         (a) Use, publish, sell, trade or otherwise disclose Non-Public Information of the Corporation unless such activity was inadvertent, done in good faith and did not cause significant harm to the Corporation.
         (b) After notice from the Corporation, fail to return to the Corporation any document, data or other item or items in the Employee’s possession or to which the Employee has access that may involve Non-Public Information of the Corporation.
         (c) Upon the Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Corporation, solicit or entice for employment or hire any employee of the Corporation.
         (d) Upon the Employee’s own behalf of upon behalf of any other person or entity that competes or plans to compete with the Corporation, contact, call upon, solicit or do business with (other than a business which does not compete with any business conducted by the Corporation), any customer of the Corporation the Employee contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at the Corporation unless such activity was inadvertent, done in good faith, and did not involve a customer whom the Employee should have reasonably known was a customer of the Corporation.
         (e) Upon the Employee’s own behalf or upon behalf of any other person or entity that completes or plans to compete with the Corporation, engage in any business activity in competition with the Corporation in the same or a closely related activity that the Employee was engaged in for the Corporation during the one year period prior to the termination of employment.
     For purposes of this Section, “Non-Public Information” shall mean, but shall not be limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by the Corporation, and that of its customers or suppliers, and that are not generally known by the public.
     7. Corporation’s Powers. No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying, or altering any of the powers, rights or authority vested in the Corporation or, to the extent delegated, in its delegate including, without limitation, the right to make certain determinations and elections with respect to the Performance Units.
     8. Code Section 409A. Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the conditions and provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and notices promulgated thereunder (“Code Section 409A”). To the extent any provision of this Agreement or the application thereof would violate the provisions of Code Section 409A, thereby potentially resulting in adverse tax consequences to the Employee, the Corporation and such Employee shall negotiate, in good faith and to the extent possible, to ameliorate or eliminate such potential adverse tax consequences to the Employee.
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Employee.
     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

SOVEREIGN BANCORP, INC.
By:	/s/ Cheryl L. Patnick
Cheryl L. Patnick
Senior Vice President Director of Team Member Services

EMPLOYEE
/s/ Jay S. Sidhu
Jay S. Sidhu

Appendix A
Performance Criteria
     The Performance Goals shall be achieved only in the event that, prior to December 31, 2010, either the Corporation’s operating/cash earnings per share equal or exceed $2.84 in a fiscal year (the “EPS Criteria”) or the Common Stock closes at or above $40 per share for 20 consecutive trading days (the “Trading Price Criteria”). In addition, the Performance Units will not vest unless Sovereign Bank is “well capitalized” and has a Tier 1 leverage ratio of 6% or higher (as those terms are defined under applicable Office of Thrift Supervision regulations on March 15, 2006) on the date that the EPS Criteria or the Trading Price Criteria is achieved.

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